EXHIBIT 10.31

Senior Leadership Severance Plan
(For Tier I, Tier II, and Tier III Executives)
Diebold, Incorporated

Contents

Article 1. Establishment and Term of the Plan	1

Article 2. Definitions	1

Article 3. Severance Benefits	4

Article 4. Confidentiality and Noncompetition	6

Article 5. Legal Fees and Notice	7

Article 6. Successors and Assignment	8

Article 7. Miscellaneous	8

Appendix	A-1

Diebold, Incorporated
Senior Leadership Severance Plan
(For Tier I, Tier II, and Tier III Executives)
Article 1. Establishment and Term of the Plan
1.1    Establishment of the Plan. Diebold, Incorporated (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “Diebold Incorporated Senior Leadership Severance Plan” (the “Plan”). The Plan provides severance benefits to certain employees of the Company (“Executives”) upon certain terminations of employment from the Company. Eligibility to participate in the Plan is determined by career level and is subject to approval by the Compensation Committee of the Board. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of certain terminations.
1.2    Initial Term. This Plan will commence on (the “Effective Date”) and shall continue in effect for a period of three (3) years (the “Initial Term”).
1.3    Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Committee may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving all Executives (or select Executives, if terminating select Executives’ participation in the Plan) written notice of intent not to renew, delivered at least three (3) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)	“Base Salary” means the Executive’s annual rate of salary, whether or not deferred as of the Effective Date of Termination.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 7.5 herein.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall mean the Executive’s”

(i)
Willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially p erformed his duties, and the Executive has failed to remedy the situation with fifteen (15) business days of such written notice from the Company;

(ii)	Willful gross negligence in the performance of the Executive’s duties;

(iii)
Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;

(iv)	Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(v)	Willful violation of any provision of the Company’s code of conduct;

(vi)	Willful violation of any of the covenants contained in Article 4 of this Plan, as applicable;

(vii)	Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company; or

(viii)	Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company.
For purposes of this paragraph (d), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.
For purposes of this Plan, there shall be no termination for Cause pursuant to subsections (i) through (viii) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.

(e)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(f)	“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(g)	“Company” means Diebold, Incorporated, an Ohio corporation, or any successor thereto as provided in Article 6 herein.

(h)	“Disability” shall have the same meaning ascribed to that word in the long-term disability plan in effect for senior executives of the Company and its Subsidiaries.

(i)	“Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.

(j)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder.

(k)	“Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent:
(i)    The Company materially reduces the amount of the Executive’s then current Base Salary or the target for his annual bonus; or
(ii)    The Company requires the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office as of the Effective Date; or
(iii)    The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Plan by any successor to the Company or a purchaser of all or substantially all of the assets of the Company; or

(iv)	Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Plan.
For purposes of this Plan, neither the change in the Executive’s title, authority, duties, or responsibilities nor the assignment of duties to the Executive that are inconsistent with his position shall constitute “Good Reason” and further, the Executive is not entitled to assert that his termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

(l)
“Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(m)	“Qualifying Termination” means a termination of employment under the following circumstances:

(i)	An involuntary termination of the Executive’s employment by the Company for reasons other than Cause pursuant to a Notice of Termination delivered to the Executive by the Company; or

(ii)	A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive.
Termination of employment shall have the same meaning as “separation from service” within the meaning of Treasury Regulation §1.409A‑1(h).

(n)	“Severance Benefits” means the payment of severance compensation as provided in Article 3 herein.
Article 3. Severance Benefits
3.1    Right to Severance Benefits and Impact on Long‑Term Incentives.

(a)
Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.2 herein, if a Qualifying Termination of the Executive’s employment has occurred.

(b)	No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Company ends for reasons other than a Qualifying Termination.

(c)
General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving Severance Benefits under Section 3.2 herein, no later than sixty (60) days after the date of the Executive’s Qualifying Termination, (i) the Executive shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company, (ii) the Executive must execute a notice acknowledging the restrictive covenants in Article 4, and (iii) the Executive’s general release shall have become irrevocable.

3.2     Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1(a) herein, the Company shall provide the Executive with the following, subject to Section 3.2(g) herein:

(a)
A lump‑sum amount, paid sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that if the sixty (60) day period begins in an Executive’s taxable year and ends in the Executive’s subsequent taxable year, the payment will be made in the subsequent taxable year.

(b)
A lump‑sum amount, paid within the sixty (60) calendar days following the Effective Date of Termination, equal to: (i) two (2) for Tier I Executives, (ii) one and one‑half (1.5) for Tier II Executives, and (iii) one (1) for Tier III Executives, multiplied by the sum of the following: (A) the Executive’s Base Salary, and (B) the Executive’s annual target bonus opportunity in the year of termination; provided that if the sixty (60) day period begins in an Executive’s taxable year and ends in the Executive’s subsequent taxable year, the payment will be made in the subsequent taxable year.

(c)
A lump‑sum amount, if any, paid within two and one‑half (2 ½) months after the end of the calendar year that includes the Effective Date of Termination, equal to the actual bonus that would have been payable to the Executive for the calendar year that includes the Effective Date of Termination based on actual performance if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Termination occurs.

(d)
Continuation of the Executive’s medical, dental, vision, and Company-paid basic life insurance coverage for: (i) two (2) years for Tier I Executives, or (ii) one and one-half (1.5) years for Tier II, and one (1) year for Tier III Executives. These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, then the benefits provided under this Section 3.2(d) which the Company determines constitute the payment of deferred compensation (within the meaning of Section 409A of the Code) shall be provided at the Executive’s sole cost during the six (6) month period immediately after the Effective Date of Termination, and as soon as administratively practicable following the expiration of such six (6) month period, the Company shall reimburse the Executive for the portion of such costs payable by the Company hereunder.

Notwithstanding the above, these medical, dental, vision and Company-paid basic life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(e)	Treatment of outstanding long‑term incentives shall be in accordance with Section 3.3 herein.

(f)
The Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than two (2) years following the Effective Date of Termination.

(g)
Notwithstanding anything in this Plan to the contrary, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code, as of the Effective Date of Termination, to the extent payments made under Sections 3.2(a), (b), or (c) constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments may not commence to be paid to Executive until the earlier of: (i) the first day following the six (6) month anniversary of the Executive’s Effective Date of Termination, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six (6) month period shall be paid in a lump sum as soon as administratively practicable following the six (6) month anniversary of the Executive’s Effective Date of Termination. For purposes of Section 409A of the Code, each payment due under Sections 3.2(a), (b), and (c) immediately above shall be considered a separate payment.
For purposes of the preceding paragraph, and to the extent permitted by Section 409A of the Code, during the six (6) months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 3.2 in accordance with the payment schedules specified in this Section 3.2 to the extent that such payments would not exceed the limitations of the “short‑term deferral” and “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to Code Section 409A. Any payments in excess of these limitations shall be paid after the six (6) month period described in accordance with the preceding paragraph.
3.3    Impact on Long‑Term Incentives. Upon a Qualifying Termination that entitles the Executive to Severance Benefits as provided in Section 3.1(a) herein:

(a)
All outstanding and unvested stock options and stock appreciation rights (“SARs”) shall immediately vest and shall remain exercisable for a period of three (3) months from the Effective Date of Termination or the last day of the option term, whichever occurs first. Additionally, from time to time, the Company may declare "blackout" periods with respect to designated employees of the Company during which such employees are prohibited from engaging in certain transactions in Company securities. In the event that the scheduled expiration date of this option and SAR shall fall within a blackout period that has been declared by the Company and that applies to an option/SAR holder, then the expiration date shall automatically, and without further notice to option/SAR holder, be extended until such time as fifteen (15) consecutive business days have elapsed after the scheduled expiration date without interruption by any blackout period that applied to the option/SAR holder.

(b)
All restrictions on unvested shares of restricted stock and unvested restricted stock units shall immediately lapse, with such shares and units becoming nonforfeitable on a pro rata basis, as determined under this subparagraph (b). The pro rata award shall equal the product of (x) and (y) where (x) is the number of restricted stock shares or units subject to the award, and (y) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the restriction period (with any partial months counting as a full month for this purpose) and the denominator of which is the number of months in the restriction period.

(c)
Unearned performance shares and performance units shall be paid out on a pro rata basis, as determined under this subparagraph (c). The pro rata award shall equal the product of (x) and (y) where (x) is the award the Executive would have earned based on actual performance measured as of the end of the respective performance period and (y) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the performance period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the performance period.

If there is any inconsistency between the terms of the Plan and the terms of a separate outstanding award agreement, the Plan’s terms shall completely supersede and replace the conflicting terms of the underlying award agreement.
Article 4. Confidentiality and Noncompetition
In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 3.2 herein, the following shall apply:

(a)
Noncompetition. During the Executive’s Employment and for a period of: (i) two (2) years for Tier I Executives, (ii) one and one-half (1 ½) years for Tier II Executives, and (iii) one (1) year for Tier III Executives after the Effective Date of Termination, the Executive shall not: (A) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (B) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Plan, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)
Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment), nor use in any manner, either during the Executive’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information of the Company to enter the public domain.

For purposes of this Plan, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Plan), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)
Nonsolicitation. During the Executive’s employment and for a period of: (i) three (3) years for Tier I Executives, (ii) two and one-half (2 ½) years for Tier II Executives, and (iii) two (2) year for Tier III Executives after the Effective Date of Termination, the Executive shall not: (A) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (B) solicit suppliers or customers of the Company or induce any such person to terminate his, her, or its relationship with the Company.

(d)
Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(e)	Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

(f)
Severability. If any provision of Article 4 is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of Article 4, valid and enforceable. If a court declines to amend the provisions of Article 4 as provided herein, the invalidity or unenforceability of any provision in Article 4 shall not affect the validity or enforceability of the remaining provisions in Article 4, which shall be enforced as if the offending provision had not been included in this Plan.

Article 5. Legal Fees and Notice
5.1    Payment of Legal Fees. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive in asserting any claims or defenses under this Plan, except that the Executive shall bear his own costs of such litigation or disputes (including, without limitation, attorneys’ fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive.
5.2    Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.
Article 6. Successors and Assignment
6.1    Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.
6.2    Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 7. Miscellaneous
7.1    Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject to applicable law.
7.2    Entire Plan. Except for any change in control related separation or severance pay plans, agreements, or understandings, oral or written, between the parties hereto, this Plan supersedes all other separation or severance pay plans, prior agreements, or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. The Severance Benefits provided under Section 3.2 herein, are not intended to duplicate severance benefits (including change in control related severance benefits) under any other severance plan, arrangement, or employment agreement maintained by the Company. In the event an Executive qualifies for benefits under this Plan and under any other severance plan, arrangement, or employment agreement of the Company, the Severance Benefits under this Plan shall be reduced dollar for dollar by the amount or single-sum value of the severance benefits under any other such severance plan, arrangement, or agreement.
The Company reserves the right to provide additional benefits to the Executive outside of the Plan. Any such additional benefits will not be considered provided pursuant to this Plan, but unless expressly provided otherwise, any such additional benefits will offset and reduce the Severance Benefits provided under this Plan.
The amount of any reduction or offset under this Section 7.2 shall not change after a change in control except to the extent that such change does not change the time or form of payment of “deferred compensation” within the meaning of Section 409A of the Code.
7.3    Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.
7.4    Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
7.5    Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.
7.6    Payment Obligation Absolute. The Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.
Except as provided in Section 3.2(d) of this Plan, the Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.
7.7    Contractual Rights to Benefits. Subject to approval and ratification by the Board of Directors, this Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
7.8    Modification. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by each and every Executive then covered by the Plan and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.
7.9    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
7.10    Section 409A of the Code. This Plan is intended to comply with, or be exempt from, Section 409A of the Code (to the extent applicable). This Plan shall be interpreted and administered consistent with this intent. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.
7.11    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Ohio shall be the controlling law in all matters relating to this Plan.

Appendix:
Tier I Executives

Tier II Executives

Tier III Executives